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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT
                                     Between
                              FINE.COM CORPORATION
                                       And
                              JAMES P. CHAMBERLIN

         This Agreement confirms the terms of the employment relationship between fine.com Corporation and its successors and assigns ("Employer"), and James P. Chamberlin ("Employee"). Employee's employment by Employer began in July 1995. In light of recent changes in Employer's business, Employee and Employer desire to set forth Employee's terms of employment in writing. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. TERM OF AGREEMENT. Employee shall be employed by Employer for a term of three years commencing on the first day of the month following the closing of the initial public offering underwritten by Coleman and Company Securities, Inc., as representatives of the Underwriters, unless employment is sooner terminated as provided herein. This Agreement thereafter shall be automatically renewed for succeeding terms of one (1) year, unless at least ninety (90) days prior to the expiration of any term, either party gives written notice, pursuant to Section 11.3 of this Agreement, to the other of that party's intention not to renew this Agreement.

         2. POSITION AND DUTIES. Employee will be employed as Chief Financial Officer and in this capacity, Employee's responsibilities will include, but are not limited to, those duties that may be described in the Bylaws of Employer or may be defined by the Board of Directors of Employer.

                  2.1 From time to time, Employee may be assigned other duties in addition to those described above, and Employee's responsibilities may be modified or expanded at any time by Employer in order to accommodate the needs of Employer. As Chief Financial Officer of Employer, the hours which Employee is required to work will vary considerably and will sometimes be more than forty (40) hours per week. Employee understands that such work in excess of forty (40) hours per week is a regular and normal part of Employee's responsibilities for which he is compensated, and does not in any way constitute overtime for which Employee is entitled to receive additional compensation.

                  2.2 Employee will have the authority to hire and fire other employees of the company under his supervision.

                  2.3 In addition to his employment responsibilities, Employee will serve on the Employer's Board of Directors, if elected, and will assume whatever corporate office said Board of Directors may designate.

                  2.4 Employee shall devote his full-time efforts to his duties with Employer and Employee shall not directly or indirectly engage or participate in any activities while employed with Employer that would conflict with the best interests of Employer.

                  2.5 Employee's obligation to devote his full-time attention and energy to the business of Employer shall not be construed as preventing Employee from investing his assets so long as any such investment will not require any services on the part of Employee in the operation of the affairs of the company(ies) or business(es) in which such investment(s) is (are) made.


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         3.       EMPLOYER'S COVENANTS

                  3.1 Employer shall furnish Employee with such equipment, employees and services as are necessary to perform Employee's obligations under this Agreement. Such equipment shall include, at a minimum, one desktop computer together with all appropriate software programs, one laptop portable computer with complete remote communications capability, and one cellular telephone. Employer shall also pay for Employee's membership dues in professional organizations, the reasonable costs of any seminar attendance or continuing education requirements of Employee's profession and Employee's subscriptions to a reasonable number of professional journals.

                  3.2 Employer shall reimburse Employee for all reasonable business expenses incurred by Employee while on Employer's business. Employee shall maintain such records as will be necessary to enable Employer to properly deduct such items as business expenses when computing Employer's federal income tax.

         4.       COMPENSATION

                  4.1 For all services rendered by Employee under this Agreement, including services, if any, rendered in the capacity as a director of the Company, Employer will pay Employee a base salary of Ninety Thousand Dollars ($90,000) per year (the "Base Salary"). Employee will be paid this salary on a semi-monthly basis, minus all lawful and agreed upon payroll deductions.

                  4.2 During the term of this Agreement, Employer's Board of Directors may authorize additional compensation by way of increases to the Base Salary, bonus, or otherwise as deemed appropriate. During the term of this Agreement, Employer's Board of Directors shall periodically review, on a basis not more frequently than annually, Employee's Base Salary in light of Employee's performance and the overall performance of Employer for purposes of considering increases to Employee's annual salary.

                  4.3 Because Employer's earnings depend largely upon the performance and productivity of Employee, Employer's Board of Directors shall annually review the services rendered by the Employee and, at the sole discretion of the Board of Directors, may award a bonus in an amount which will recognize Employee's contributions to profits during that period.

         5.       FRINGE BENEFITS

                  5.1 During the term of this Agreement, Employee shall be entitled to participate in all fringe benefits and incentive compensation plans as may be authorized and adopted from time to time by the Employer and for which Employee is eligible, including without limitation any and all stock option, stock bonus, pension, profit sharing, disability, medical, group life insurance, or other employee benefit plans.

                  5.2 Employee shall be entitled to a reasonable number of paid sick leave days during each calendar year of employment. In determining what is a reasonable number of days, Employer shall take into consideration previous periods of disability, the number of days of sick leave taken in the current year and preceding years, and other factors it deems pertinent. Employer shall be the sole party to determine the reasonableness of Employee's number of sick leave days.


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                  5.3      Employee shall be entitled to four (4) weeks' paid
vacation per calendar year.

                  5.4 Employer shall provide Employee a monthly automobile allowance of Four Hundred Fifty Dollars ($450). Employer shall provide Employee with a parking space at Employer's expense.

                  5.5 During the term of this Agreement, Employer and Employee shall arrange for a mutually acceptable life term insurance policy for Employee, payable to Employee's estate, in the amount of One Million Dollars ($1,000,000), and Employer shall pay up to 50% of the premium amount of such life insurance policy provided that such amount does not exceed $1,000.00 annually.

         6. CONFIDENTIAL INFORMATION. As a result of Employee's employment with Employer, Employee will be acquiring and making use of confidential information about Employer's business, including without limitation ideas, products, financial and marketing information about Employer. Employee, for a period of eighteen (18) months after the termination of this Agreement, will not at any time, without the express prior written consent of Employer, disclose or otherwise make known or available to any person, firm, corporation or other entity other than Employer, or use for his own account, any information identified by Employer as "confidential."

         7. COVENANT NOT TO COMPETE. In view of the unique value to Employer of Employee's services, during his employment with Employer, and for a period of twenty four (24) months after termination of his employment, Employee will not directly or indirectly: (a) as principal, owner, employee, or agent, engage in any business involving Internet, Intranet or Extranet based products and services using relational database techniques and database compilation techniques for companies located in the United States; (b) solicit for employment or employ any employee of Employer; and (c) solicit business from clients of Employer.

         8. SPECIFIC PERFORMANCE. Employee acknowledges that (a) the covenants set forth in Sections 6 and 7 are essential elements of the transactions contemplated in this Agreement, that, but for the agreement of Employee to comply with such covenants, Employer would not have entered into this Agreement, and that Employee has consulted with, or has had the opportunity to consult with, counsel and has been advised in all respects concerning the reasonableness of such covenants as to scope and limit of time; (b) Employer will not have any adequate remedy at law if Employee violates the terms of Sections 6 and 7 or fails to perform any of his other obligations hereunder; and
(c) Employer shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any, of such covenants or any other obligations of Employee if Employee fails to perform any of his obligations under this Agreement.

         9. TERMINATION. This Agreement will be terminated upon the occurrence of any one of the following events:


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                  9.1      By either party to this Agreement, without cause,
upon not less than ninety days prior written notice, if the date of such notice is within ninety days of the anniversary of the commencement of the term of this Agreement, provided however that no such notice shall be effective for any period prior to the third anniversary of the commencement of the term of this Agreement.

                  9.2      Death of Employee.

                  9.3 For cause, where "cause" is defined as a willful dereliction of duty or conviction of a felony.

         10. EFFECT OF TERMINATION. Upon termination of Employee's employment, Employer will pay Employee all salary, fringe benefits, bonuses and all other remuneration which are due and owing to Employee as of the date of termination, less legal deductions or offsets Employee may owe to Employer for such items as salary advances or loans. Employee's signature on this Agreement constitutes his authorization for all such deductions. Employee agrees to return to Employer all of Employer's property of any kind which may be in Employee's possession. In the event this Agreement is terminated, the terms and provisions of this Agreement will also terminate, except for Sections 6, 7 and 8 of this Agreement, which will survive termination of this Agreement.

         11.      MISCELLANEOUS

                  11.1 The terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between Employer and Employee, all of which have been voluntarily agreed upon. There are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and any change in the essential terms and conditions of this Agreement must be in writing, signed by both Employer and Employee to be effective.

                  11.2 The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Employee and Employer acknowledge and stipulate that the covenants set forth in Sections 6, 7, and 8 of this Agreement are fair and reasonably necessary for the protection of Employer's protectable interests. In the event a court of competent jurisdiction should decline to enforce any provision of Sections 6, 7, and 8 as written herein, such provision shall be deemed to be modified to the minimum extent necessary to render such provision enforceable.

                  11.3 Any notice given pursuant to this Agreement will be sufficient if it is in writing and personally delivered to the party or sent by certified mail, return receipt requested, addressed to the party at the addresses set forth below each party's signature. Either party may change his or its address by giving to the other written notice of such change as provided in this paragraph.

                  11.4 This Agreement is made and will be construed and performed under the laws of the State of Washington. In the event either party is required to institute legal action to enforce the provisions of this Agreement, venue shall be in King County, Washington. In any such legal action, the substantially prevailing party in such litigation will be entitled to recover reasonable attorneys' and experts' fees and expenses.


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                  11.5     The waiver by Employer of a breach of any provision
of this Agreement by Employee will not operate or be construed as a waiver by Employer of any subsequent breach by Employee.

                  11.6 The captions and headings of the paragraphs of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

                  11.7 The rights and obligations of Employer under this Agreement will inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Employee hereunder are nonassignable. Employer may assign its rights and obligations to any entity without the consent of Employee.

         DATED May 9, 1997.

EMPLOYEE:                                       fine.com CORPORATION:


/s/ James P. Chamberlin                         /s/ Daniel M. Fine
------------------------                        ------------------------
James P. Chamberlin                             By: Daniel M. Fine, CEO


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